Exhibit 99.1

Contact: Brian K. Miller
Vice President — Finance
Tyler Technologies, Inc.
(972) 713-3720
bmiller@tylerworks.com

TYLER TECHNOLOGIES COMPLETES NEW
$30 MILLION BANK CREDIT FACILITY

Dallas, February 14, 2005 — Tyler Technologies, Inc. (NYSE: TYL) announced today that it has successfully completed a new three-year $30 million secured revolving credit facility. The new credit facility amends and restates the Company’s previous $10 million revolving credit facility that was to expire this month. Bank of Texas, N.A. and Texas Capital Bank are the lenders under the new facility.

“This expanded credit facility provides us with additional liquidity and increased financial flexibility to support our long-term growth strategy and positions us to take advantage of future opportunities,” said John S. Marr, Jr., President and Chief Executive Officer of Tyler Technologies. “We are especially pleased with the confidence that our banking partners have shown in Tyler’s financial strength and business strategy.”

Proceeds from the loans available under the credit facility may be used for working capital, capital expenditures, and other general corporate purposes, including acquisitions and stock repurchases, and for the issuance of letters of credit. The interest rate is either LIBOR plus 1.50% or U.S. prime rate. The Company does not expect to draw on the credit facility in the immediate future, as it has no debt outstanding, a significant level of cash, cash equivalents and investments, and is generating consistent free cash flow.

About Tyler Technologies

Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes nearly 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Forbes Magazine named Tyler one of the “200 Best Small Companies” in America in 2004 . More information about Tyler Technologies can be found at www.tylerworks.com.

About Bank of Texas

Bank of Texas, a subsidiary of BOK Financial Corp., leverages the infrastructure of a $14.4 billion financial services company to provided sophisticated financial services including commercial loans, treasury management and trust and investment services to middle market companies such as Tyler Technologies. Bank of Texas maintains strong local leadership and decision making to allow greater flexibility and agility for their clients. In business since 1997, Bank of Texas has grown its asset size from $400 million to $3.4 billion. For further information, please visit www.bankoftexas.com.

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Tyler Technologies Completes New
$30 Million Bank Credit Facility
February 14, 2005

About Texas Capital Bank

Texas Capital Bank is a commercial bank that delivers highly personalized financial services to businesses and private clients. Headquartered in Dallas, the Bank has $2.6 billion in assets and has full-service locations in Austin, Dallas, Fort Worth, Houston, Plano, and San Antonio. The Bank is the primary subsidiary of Texas Capital Bancshares, which was recently named to the Russell 2000® Index. For further information, please visit www.texascapitalbank.com.

Tyler Technologies, Inc. has included in this press release “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

03-05

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